030 Putnam New York Tax Exempt Income Fund attachment
5/31/05 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended May 31, 2005, Putnam Management has
assumed $9,470 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	23,531
Class B	1,685
Class C	160

72DD2 (000s omitted)

Class M	59


73A1

Class A	0.1708
Class B	0.1467
Class C	0.1351

73A2

Class M	0.1570


74U1 (000s omitted)

Class A	135,179
Class B	10,856
Class C	1,157

74U2 (000s omitted)

Class M	370

74V1

Class A	8.86
Class B	8.84
Class C	8.86

74V2

Class M	8.86